Exhibit 10.2

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF SOUTH CAROLINA

FLORENCE DIVISION

Larry D. Young, Danny L. Young,	)
Kyle N. Young, the Young Family	)
Irrevocable Trust, and The Legends	)
Group, Ltd.,	)
)
Plaintiffs,	)	CA NO. 4:04-902-25
)
v.	)
	)	CONFESSION OF JUDGMENT
BDO Seidman, LLP, Fred Walton,	)
Kurt Huntzinger, Chris Truitt, Golf	)
Trust of America, Inc., Bradley	)
Blair and Scott Peters,	)
)
Defendants.	)

Personally appeared before me, Larry D. Young, who being duly sworn, deposed and stated that:

1.     Larry D. Young is justly and truly indebted to Golf Trust of America, Inc. (“GTA”) in relation to certain disputes arising out of and related to the relationship between Larry D. Young and GTA.

2.     Pursuant to the terms of the Promissory Note executed by Larry D. Young on January 31, 2008 (“Note”), as part of the Settlement Agreement of the same date in the above captioned case, Larry D. Young agreed to pay to GTA the principal sum of $3,876,856.00 (Three Million Eight Hundred Seventy-Six Thousand Eight Hundred Fifty-Six U.S. Dollars) plus accrued interest, on the terms and conditions set forth in said Note, which is attached to the Settlement Agreement as Exhibit A, and both the Note and the Settlement Agreement are incorporated herein by reference.

3.     Larry D. Young acknowledges that this Confession of Judgment is additional security for the timely payment of the acknowledged debt as evidenced by the Note.

4.     Upon default under the terms of the Note, Larry D. Young hereby irrevocably consents to and authorizes the entry upon the public records this Confession of Judgment in the amount of $3,876,856.00 (Three Million Eight Hundred Seventy-Six Thousand Eight Hundred Fifty-Six U.S. Dollars), plus accrued interest, plus reasonable attorney’s fees, court costs and expenses due under the Note, less any payments on the Note made by Larry D. Young prior to the default, and less $700,000.00 (Seven Hundred Thousand U.S. Dollars) in principal in the event Larry D. Young has conveyed the Property to GTA pursuant to and in accordance with Sections 6 and 7 of the Settlement Agreement prior to the default, said $700,000.00 (Seven Hundred Thousand U.S. Dollars) being the agreed upon value of the referenced Property, or the amount of any payments made by Larry D. Young under Section 20 of the Settlement Agreement prior to the default.

5.     This Confession of Judgment shall not be placed on the public records unless and until Larry D. Young commits any default under the terms of the Note.  Upon any default by Larry D. Young under the terms of the Note, any GTA attorney is authorized and empowered to confess judgment on behalf of Larry D. Young in accordance herewith, and is further authorized and empowered to file and record this Confession of Judgment by submitting an affidavit to the Clerk of Court setting forth the nature of the default and the amount to be entered in the judgment roll.  Larry D. Young affirms that the amount of this Confession of Judgment is justly due upon the event of a default under the terms of the Note.  Said affidavit shall set forth the credit given, if any, for the amounts paid by Larry D. Young pursuant to the terms of the Note and the value of the Property as set forth above.  Upon the filing of the foregoing affidavit, the Clerk of Court is authorized and empowered to take all appropriate actions to enter this Confession of Judgment into the Court’s docket and enter a judgment in accordance with its terms. Any recorded judgment may be transferred thereafter to any State and/or county in which Larry D. Young has or owns property, and may be enforced by any court of competent jurisdiction.

6.     Should it become necessary to record this Confession of Judgment, it shall be a valid judgment against Larry D. Young for a period of ten (10) years commencing from the date of recordation. Once recorded, the judgment shall bear interest at the rate set forth in the Note.

7.     Larry D. Young agrees and affirms that he shall not challenge or contest in any way his capacity or authority to enter into and execute this Confession of Judgment. Larry D. Young agrees and affirms that he shall not challenge or contest in any way the capacity or authority of GTA’s attorneys to take any action to effectuate this Confession of Judgment, and Larry D. Young knowingly, voluntarily and intentionally waives any possible conflict of interest which may arise as a result of any GTA attorney confessing judgment on behalf of Larry D. Young as authorized herein, or otherwise taking action to effectuate this Confession of Judgment.

8.     Upon Larry D. Young’s full payment to GTA in accordance with the terms of the Note, Larry D. Young shall be forever released and discharged from any liability to GTA arising out of or in any manner connected with this Confession of Judgment and GTA shall return the original Confession of Judgment to Larry D. Young with a written certification by a GTA representative stating that the Note secured by this Confession of Judgment has been paid in full.

9.     Larry D. Young agrees that GTA is not required to provide notice to Larry D. Young prior to filing the Confession of Judgment, and any such prior notice is knowingly, voluntarily and intentionally waived by Larry D. Young.

10.   The undersigned hereby verifies that he has read the within Confession of Judgment, has had the opportunity to consult with counsel of this choice regarding the terms and conditions contained in the Confession of Judgment, and has executed this Confession of Judgment freely, knowingly, intentionally and voluntarily, and that the information contained herein is true and correct.

/s/ Larry D. Young

Larry D. Young

SWORN to before me this

31st day of January, 2008.

/s/ Larry B. Woodberry
Notary Public for South Carolina
My Commission Expires: 8/31/2001
(OFFICIAL SEAL)